Exhibit 99.1

Press Release

Contact:	United Community Bancorp
E.G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – May 6, 2015 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $694,000, or $0.16 per diluted share, for the quarter ended March 31, 2015, compared to net income of $583,000, or $0.12 per diluted share, for the quarter ended March 31, 2014. Net income for the nine months ended March 31, 2015 was $1.8 million, or $0.41 per diluted share, compared to net income of $1.9 million, or $0.40 per diluted share, for the nine months ended March 31, 2014.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the nine months ended
	3/31/2015	3/31/2014
	(Unaudited)	(Unaudited)
Interest income	$11,350	$11,279
Interest expense	1,817	2,008
Net interest income	9,533	9,271

Provision for (recovery of) loan losses	(244)	(292)
Net interest income after provision for loan losses	9,777	9,563

Total other income	2,540	2,950
Total noninterest expense	10,173	9,948
Income before income taxes	2,144	2,565

Income tax provision	303	638
Net income	$1,841	$1,927

Basic and diluted earnings per share	$0.41	$0.40
Weighted average shares outstanding	4,478,328	4,855,390

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
(In thousands, as of)	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014

ASSETS
Cash and Cash Equivalents	$23,558	21,016	$39,375	$24,970	$27,836
Investment Securities	205,977	198,231	195,975	219,319	210,181
Loans Receivable, net	253,885	249,611	245,961	244,384	246,162
Other Assets	39,058	40,080	41,532	41,792	41,636
Total Assets	$522,478	$508,938	$522,843	$530,465	$525,815

LIABILITIES
Municipal Deposits	$100,628	$98,082	$110,646	$114,270	$107,127
Other Deposits	331,054	322,470	323,877	325,366	327,022
FHLB Advances	13,000	15,000	15,000	15,000	15,000
Other Liabilities	5,965	2,598	3,029	2,899	2,882
Total Liabilities	450,647	438,150	452,552	457,535	452,031
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	71,831	70,788	70,291	72,930	73,784
Total Liabilities & Stockholders' Equity	$522,478	$508,938	$522,843	$530,465	$525,815

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,782	$3,807	$3,761	$3,679	$3,752
Interest Expense	557	583	677	648	622
Net Interest Income	3,225	3,224	3,084	3,031	3,130
Provision for (Recovery of) Loan Losses	(289)	36	9	160	75
Net Interest Income after Provision for Loan Losses	3,514	3,188	3,075	2,871	3,055
Total Other Income	683	973	884	747	887
Total Noninterest Expense	3,355	3,412	3,406	3,244	3,206
Income before Tax Provision	842	749	553	374	736
Income Tax Provision	148	81	74	21	153
Net Income	$694	$668	$479	$353	$583
Basic and Diluted Earnings per Share (1)	$0.16	$0.15	$0.10	$0.07	$0.12
Weighted Average Shares Outstanding (1):
Basic and Diluted	4,428,861	4,421,455	4,583,593	4,774,567	4,814,774

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
	For the three months ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Performance Ratios:
Return on average assets (1)	0.54%	0.52%	0.36%	0.27%	0.45%
Return on average equity (1)	3.88%	3.78%	2.68%	1.91%	3.14%
Interest rate spread (2)	2.70%	2.69%	2.51%	2.43%	2.55%
Net interest margin (3)	2.73%	2.72%	2.55%	2.47%	2.60%
Noninterest expense to average assets (1)	2.62%	2.65%	2.59%	2.44%	2.46%
Efficiency ratio (4)	85.76%	81.30%	85.84%	85.87%	79.81%
Average interest-earning assets to average interest-bearing liabilities	106.79%	107.41%	107.34%	107.79%	108.45%
Average equity to average assets	13.96%	13.74%	13.63%	13.89%	14.25%

Bank Capital Ratios:
Tangible capital	12.22%	12.27%	12.14%	11.88%	12.00%
Core capital	12.22%	12.27%	12.14%	11.88%	12.00%
Total risk-based capital	24.85%	25.99%	26.50%	26.89%	26.85%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	2.86%	2.97%	3.34%	3.97%	4.95%
Nonperforming assets as a percent of total assets	1.48%	1.63%	1.75%	1.99%	2.48%
Allowance for loan losses as a percent of total loans	1.97%	1.99%	2.20%	2.18%	2.17%
Allowance for loan losses as a percent of nonperforming loans	68.66%	67.12%	65.92%	54.88%	43.92%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	(0.20)%	0.68%	(0.16)%	0.28%	(0.04)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended March 31, 2015:

Net income increased $111,000 to $694,000 for the quarter ended March 31, 2015, compared to net income of $583,000 for the quarter ended March 31, 2014.

Net interest income increased $95,000 to $3.2 million for the quarter ended March 31, 2015 compared to the same period in the prior year. This resulted from an increase of $30,000 in interest income and a decrease of $65,000 in interest expense. The increase in interest income was the result of a $3.6 million increase in the average balance of loans, partially offset by a decrease in the average rate earned on loans from 4.59% for the quarter ended March 31, 2014 to 4.43% for the quarter ended March 31, 2015, and an increase in the average rate earned on investments from 1.73% for the quarter ended March 31, 2014 to 2.05% for the current year period. The increase in interest income was also partially offset by a $15.4 million decrease in the average balance of investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.52% for the quarter ended March 31, 2014 to 0.46% for the quarter ended March 31, 2015. Net interest margin increased from 2.60% for the quarter ended March 31, 2014 to 2.73% for the quarter ended March 31, 2015.

Asset quality continued to improve. The provision for loan losses was a net recovery of $289,000 for the quarter ended March 31, 2015, compared to a $75,000 provision for the same quarter in the prior year. The net recovery in the provision for loan losses is due to the recovery of $301,000 on a non-residential loan and a provision of $12,000. Nonperforming assets as a percentage of total assets decreased from 2.48% at March 31, 2014 to 1.48% at March 31, 2015.

Other income decreased $204,000, or 23%, to $683,000 for the quarter ended March 31, 2015 compared to $887,000 for the prior year quarter. The decrease is primarily due to a $257,000 increase in loss on sale of investments, partially offset by a $26,000 increase in gain on sale of loans and a $48,000 increase in service charge income, partially offset by an $80,000 decrease in other income. The increase in losses on sale of investments is due to the sale of low yielding mortgage-backed securities and other available for sale securities in the quarter ended March 31, 2015 with no such sales in the previous year quarter. The increase in gain on sale of loans is the result of an increase in loan sale activity during the quarter ended March 31, 2015 as compared to the prior year quarter. The decrease in other income is primarily due to a decrease of $42,000 in the value of mortgage servicing rights during the quarter ended March 31, 2015. The decrease in income from mortgage servicing rights is primarily due to the year over year increase in the prepayment of mortgages and low volume of loan sales.

Noninterest expense increased $149,000 to $3.4 million for the quarter ended March 31, 2015 compared to $3.2 million for the prior year quarter. The increase includes $238,000 in compensation and employee benefits partially offset by a $23,000 decrease in occupancy expense and a $31,000 decrease in data processing expense. The increase in compensation and employee benefits is primarily due to a $57,000 increase in normal annual compensation increases, expenses related to additional employees hired to enhance the commercial loan department, and an increase in profit sharing expense of $60,000. Additionally, compensation expense increased as a result of a $65,000 stock-based compensation expense related to the vesting of stock options and restricted share awards issued in April 2014. There was no corresponding expense for this item in the prior year period. The decrease in occupancy expense is primarily due to a decrease in depreciation expense. The decrease in data processing expense is due to expenses related to a data conversion incurred in the previous period with no such expense in the current reporting period.

For the nine months ended March 31, 2015:

Net income decreased $86,000 to $1.8 million for the nine months ended March 31, 2015, compared to net income of $1.9 million for the nine months ended March 31, 2014.

Net interest income increased $262,000, or 2.8%, to $9.5 million for the nine months ended March 31, 2015 as compared to $9.3 million for the nine months ended March 31, 2014. Increase in net interest income was due to an increase of $71,000 in interest income and a $191,000 decrease in interest expense. The increase in interest income was primarily the result of an increase in the average rate earned on investments from 1.51% for the nine months ended March 31, 2014 to 1.91% for the nine months ended March 31, 2015, partially offset by an $8.6 million decrease in the average balance of investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.58% for the nine months ended March 31, 2014 to 0.50%, for the nine months ended March 31, 2015. Net interest margin increased from 2.60%, for the nine months ended June 30, 2014 to 2.73% for the nine months ended March 31, 2015.

Asset quality continued to improve. The recovery of loan losses was $244,000 for the nine months ended March 31, 2015, compared to a recovery of loan losses of $292,000 for the same period in the prior year. The decrease in the recovery of provision for loan losses was primarily due to recoveries on one 1-4 family loan and one multi-family loan totaling $492,000 with a provision of $200,000 during the nine months ended March 31, 2014 compared to the recovery of a $301,000 non-residential loan with a provision of $12,000. Nonperforming assets as a percentage of total assets decreased from 2.48% at March 31, 2014 to 1.48% at March 31, 2015.

Other income decreased $410,000, or 13.9%, to $2.5 million for the nine months ended March 31, 2015 compared to $3.0 million for the prior year period. The decrease is primarily due to a $310,000 increase in loss on the sale of investments, a $40,000 decrease in gain on sale of loans and a $136,000 decrease in gain on sale of fixed assets, partially offset by a $135,000 increase in service charges. The increase in loss on sale of investments is due to the sale of primarily lower yielding mortgage-backed securities and other available for sale securities in the nine months ended March 31, 2015 with no such sales in the previous year period. The decrease in gain on sale of loans is the result of a lower level of refinancing activity during the nine months ended March 31, 2015 as compared to the previous year period due to higher loan rates in the current year period and due to the Bank’s decision to hold 15-year fixed-rate loans in its loan portfolio during the current year period. The decrease in gain on sale of fixed assets was the result of the sale of our Osgood branch facility during the nine months ended March 31, 2014 and no corresponding sale in the current year period. The increase in service charges is primarily due to increased customer activity.

Noninterest expense increased $225,000 to $10.2 million for the nine months ended March 31, 2015 compared to $9.9 million for the prior year period. An increases of $348,000 in compensation expense was partially offset by decreases of $58,000 in professional fees, $20,000 in data processing expenses and a gain on the sale of OREO property of $147,000. The increase in compensation was primarily the result of stock-based compensation expense of $201,000 in the nine months ended March 31, 2015 related to the vesting of stock options and restricted share awards issued in April 2014 with no corresponding expense in the prior year period, $84,000 in normal annual compensation increases, and increases relating to additional employees hired in the fiscal year to enhance the commercial loan department.

Total assets were $522.5 million at March 31, 2015, compared to $530.5 million at June 30, 2014. A $1.4 million decrease in cash and cash equivalents and a $13.3 million decrease in investment securities were partially offset by a $9.5 million increase in loans. The decrease in cash and cash equivalents and investment securities was primarily due to the use of cash and the proceeds generated from the sale of investment securities to fund the increase in loans.

Total liabilities were $450.6 million at March 31, 2015, compared to $457.5 million at June 30, 2014. The decrease in liabilities was the result of an $8.0 million decrease in deposits. The decrease in deposits is primarily due to a decrease in municipal deposits resulting from normal fluctuations in municipal deposits.

Total stockholders’ equity was $71.8 million at March 31, 2015, compared to $72.9 million at June 30, 2014. Net income of $1.8 million for the nine months ended March 31, 2015 and amortization of ESOP shares totaling $300,000 for the same period were offset by stock repurchases totaling $3.9 million, dividends paid of $859,500 and an increase in unrealized gain on securities available for sale of $1.2 million. At March 31, 2015, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2014 filed with the SEC on September 26, 2014 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.